Exhibit 99.1

Viking Therapeutics, Inc. Announces Full Exercise of Over-Allotment Option

SAN DIEGO, CA – May 29, 2015 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced that the underwriters for its recent initial public offering have exercised in full their option to purchase from Viking an additional 450,000 shares at the initial offering price to the public of $8.00 per share.

Including the underwriters’ purchase of the additional shares, which occurred on May 28, 2015, Viking issued a total of 3,450,000 shares of its common stock in the offering, for aggregate gross proceeds of $27.6 million, before deducting underwriting discounts, commissions and other offering expenses.

Laidlaw & Company (UK) Ltd. acted as the sole book-running manager for the offering. Feltl and Company, Inc. served as co-manager for the offering.

A registration statement relating to the securities sold in the offering was declared effective by the Securities and Exchange Commission on April 28, 2015. The offering was made solely by means of a prospectus, copies of which may be obtained by contacting Laidlaw & Company (UK) Ltd. Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. Viking’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, entering Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy and lipid disorders, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

(858) 550-7810

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981